Exhibit 99

Paul Walsh Elected to McDonald's Board of Directors

January 14, 2019 – McDonald's Corporation (NYSE: MCD) announced today that Paul S. Walsh has been elected to the Company's Board of Directors, effective as of January 14, 2019.

Walsh, 63, currently serves as Chairman of Compass Group PLC, a leading foodservice and support services company, a position he has held since February 2014. Walsh served as Chief Executive Officer of Diageo plc, a multinational beverage company, from 2000 to 2013, and as Chief Operating Officer in 2000. Prior to that, Walsh served as Chairman and President of The Pillsbury Company from 1996 to 1999.

“Paul is a proven global leader with a solid track record of success, and we are delighted to add his experience to our talented and diverse Board of Directors,” said Enrique Hernandez, Jr., McDonald's Chairman of the Board. “His knowledge in areas such as consumer businesses, food service, and international operations will greatly benefit McDonald’s.”

"We are pleased to welcome Paul to our Board of Directors," said Steve Easterbrook, McDonald’s President and Chief Executive Officer. "Paul is an exceptional leader who has developed and led world-class companies. With his extensive experience, he will bring insights that will be tremendously valuable as we continue to execute our growth strategy and become a better McDonald’s.”

Walsh serves as a Director of FedEx Corporation and RM2 International S.A. He will be stepping down down from the Board of Directors of Avanti Communications Group plc, where he currently serves as Chairman. Previously, Walsh served as a Director of HSBC Holdings plc, Unilever PLC and Ontex Group NV.

Walsh received a degree in Finance from Manchester Metropolitan University in 1977.

About McDonald’s
McDonald’s is the world’s leading global foodservice retailer with over 37,000 locations in 120 markets around the world. Over 90 percent of McDonald’s restaurants worldwide are owned and operated by independent local businessmen and women.

CONTACT:
Media
Andrea Abate
Andrea.Abate@us.mcd.com

Investors
Investor.Relations@us.mcd.com